Exhibit 99.1

News Release
Corporate	Headquarters

P.O. Box 269

San Antonio, TX 78291-0269

Phone: (210) 829-9000

Fax: (210) 829-9403

www.harte-hanks.com

FOR IMMEDIATE RELEASE	Media & Financial Contact: Dean Blythe
July 27, 2006	(210) 829-9138
dblythe@harte-hanks.com

HARTE-HANKS REPORTS SECOND QUARTER RESULTS

Note: Harte-Hanks will hold a second quarter earnings conference call on July 27, 2006 at 10AM CST. The number is 800-988-9498 domestic or 210-234-0029 international, pass code 121693. The call will also be webcast live at https:\\e-meetings.com conference # 9423942 and passcode 121693. There will be an audio replay available shortly after the call through August 4, 2006. To access, please call 866-456-9371 or 203-369-1273 passcode 121693 or visit www.harte-hanks.com/earnings_audio/audio_stream.html.

SAN ANTONIO, TX - Harte-Hanks, Inc. (NYSE: HHS) today reported second quarter 2006 diluted earnings per share of $0.37 on revenues of $298.4 million. These results compare to diluted earnings per share of $0.34 on $284.0 million in revenue for the second quarter of 2005. Second quarter 2006 results include (i) the receipt of a contract termination fee of $7 million recognized in the quarter, which after expenses associated with the termination contributed approximately 3 cents per share, and (ii) stock-based compensation of $1.9 million (1.4 cents per share) as the result of the adoption by the company of SFAS no. 123R for periods beginning after 12/31/2005.

The following table presents financial highlights of the company’s operations for the second quarter of 2006 and 2005. Full financial results are attached.

RESULTS FROM OPERATIONS

(In thousands, except per share amounts)	Three Months Ended June 30,
	2006	2005	Change
Operating revenues	$298,372	$284,010	5.1%
Operating income	51,548	47,820	7.8%
Net income	30,189	29,127	3.6%
Diluted earnings per share	0.37	0.34	8.8%
Diluted shares (weighted average common and common equivalent shares outstanding)	81,915	86,337	-5.1%

In the discussion below the company intends to provide investors a better understanding of the operating results and underlying trends to measure past and future performance and liquidity. Harte-Hanks evaluates operating performance based on several measures, including the non-GAAP measure of free cash flow, defined as net income, plus depreciation and amortization, plus stock-based compensation (tax-effected), less capital expenditures, as Harte-Hanks believes this is an important measure of the operational strength of its business. Since free cash flow is not a measure calculated in accordance with GAAP, it should not be considered as a substitute for net income as an indicator of operating performance.

For the six months ended June 30, 2006, the company’s revenues were up 4.4% to $576.8 million and operating income increased 1.1% to $91.1 million. Diluted earnings per share for the six months ended June 30, 2006 were $0.65 (including a $0.03 impact in the 2006 period from stock-based compensation expense), compared to $0.63 for the 2005 six-month period.

Commenting on the second quarter 2006 performance, Chief Executive Officer Richard Hochhauser said, “Company-wide, operating income grew 7.8% on 5.1% revenue growth, and we generated $32.8 million of free cash flow in the quarter, up 14.0% over the prior year’s quarter.”

Discussing the performance of individual business segments, Hochhauser said, “Direct marketing was facing challenging comparisons to last year’s strong second quarter. Results in the second quarter of 2006 – revenue up 3.2% and operating income up 14.4% – were positively impacted by the receipt of a contract termination fee from one of our financial customers that was acquired earlier in the year. Last year we made reference to potential impact on our business as a result of M & A activity within our customer base. We certainly never like to lose business when one of our customers is involved in an acquisition, but we did receive the benefit of contract provisions that protected our investment. Absent this event, revenue for direct marketing would have been down slightly – less than one percent – and operating income would have been flat (excluding the impact of stock option expense). Our pharma/healthcare vertical had another strong quarter, with revenue up over 20%, and retail grew in the high single digits. Our select vertical was flat in the quarter, with the financial (excluding the receipt of the termination fee) and high tech/telecom verticals down in the low double digits.”

“Going into this year, we indicated that first half comparisons in direct marketing would be challenging given the strong first half performance in 2005 and what we saw for the business. This has indeed turned out to be the case. While we have performed reasonably well at the bottom line – improving margin slightly this quarter excluding the impact of the termination fee and stock-based compensation – to generate the profit performance we strive for we need to return to revenue growth, and we do feel relatively better about the outlook for revenue performance going forward.”

Turning to shopper performance, Hochhauser said, “Shoppers continued with solid revenue growth of 7.7%. Excluding the impact of stock based compensation, operating income was up about one percent. Operating income margins were impacted in the quarter by postage costs, newsprint rate increases, and expansion activity. We have added 600,000 circulation over the past 12 months with more than 400,000 additional circulation already launched or planned in the third quarter, and we saw revenue growth in both ROP (in-book) and distribution products.”

Concluding, Hochhauser said, “At the beginning of the year we stated that our goal for the year – looking at 2005 and 2006 on a comparable stock-based compensation basis – was to deliver good EPS growth for the full year 2006 in the high single digit or better range. This continues to be our goal. Our outlook continues to be positive for the targeted marketing business in general and Harte-Hanks in particular. We have built and continue to operate businesses that are reasonably predictable, have low customer concentration, and generate strong free cash flow.”

Statements contained in this press release that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding management’s expectations with respect to the company’s future revenues, earnings per share, operating income and expense related to equity based compensation. These and all other forward-looking statements in this press release are subject to known and unknown risks and uncertainties that may cause actual results to differ materially from those projected or implied in such forward-looking statements. Such factors include, without limitation, overall economic and business conditions, the demand for the company’s services by its clients and prospective clients (including the willingness and ability of the company’s clients to maintain or expand their spending), the financial condition of its clients, economic and other business factors that impact the industries that the company serves, the timing and ability of the company to manage the level of personnel and capacity in the future, competitive factors in the company’s markets, concern over consumer privacy issues, which may lead to enactment of legislation restricting or prohibiting the collection and use of information that is currently legally available, fluctuations in paper prices and postal rates, the number of options and other equity the company may issue to its employees, the number of shares the company repurchases in connection with its repurchase program, and general or regional economic conditions, among other factors. A further list and description of some of the risks and uncertainties potentially impacting the company’s business and future performance can be found in the company’s filings with the Securities and Exchange Commission.

Highlights of the second quarter included:

Shoppers:

•	Harte-Hanks Shoppers expanded its PennySaverUSA.com website by forming co-brand relationships with major real estate and retail shopping sites, as well as by aggregating the content from a number of other shopper and free community publications located throughout the country.

Direct Marketing:

•	Harte-Hanks was awarded a 5-year contract with a large international producer of semiconductor devices to provide response services to their database marketing team. This includes supporting global customer communication in direct marketing and inbound/outbound email.

•	A large global specialty retailer reported that it experienced increased store traffic and sales through the help of an installed, customer-focused Allink® database marketing solution from Harte-Hanks, leading to a further engagement to develop a customer segmentation strategy and to provide ongoing campaign management and reporting.

•	During the quarter, Harte-Hanks Trillium Software® was positioned in the “leaders” quadrant of Gartner, Inc.’s Magic Quadrant for Data Quality Tools, 2006 report.

•	Harte-Hanks Postfuture® announced a “business partner” relationship with Goodmail Systems, Inc. Harte-Hanks will serve as a non-exclusive reseller of CertifiedEmail, a solution that applies a recognizable certification to e-mail on the Internet.

•	Harte-Hanks won a contract with a large hi-tech company to provide inbound customer support for a business-to-business webinar tool.

•	Harte-Hanks was awarded a multi-year contract with a large consumer electronics company to design and build a marketing database.

•	Harte-Hanks won a contract with a large government agency and a multi-year contract with a large financial institution to provide Trillium Software® licenses, maintenance, directory subscriptions and professional services.

Corporate:

•	Harte-Hanks paid a regular cash dividend of 6.0 cents per share on June 15, 2006 to shareholders of record on June 1, 2006.

•	Harte-Hanks purchased 1.5 million shares of its common stock in the second quarter bringing the year-to-date repurchase total to 2.3 million shares. There are approximately 4.0 million shares remaining from repurchase authorizations at June 30, 2006. Since January 1997 the company has acquired approximately 45.9 million shares (split adjusted) under its repurchase program.

Harte-Hanks is a worldwide direct and targeted marketing company that provides marketing services and shopper advertising opportunities to local, regional, national and international consumer and business-to-business marketers. Harte-Hanks Direct Marketing improves return on its clients’ marketing investment by increasing their prospect and customer value – a process of “customer optimization” –organized around five strategic considerations: Information (data collection/management) — Opportunity (data access/utilization) — Insight (data analysis/interpretation) — Engagement (knowledge application) — Interaction (program execution). Expert in integrating this process, Harte-Hanks Direct Marketing is highly skilled at tailoring solutions for each of the vertical markets it serves. Harte-Hanks Shoppers is North America’s largest owner, operator and distributor of shopper publications, with shoppers that are zoned into more than 1,000 separate editions with more than 12 million circulation each week in California and Florida.

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For more information, contact: Chief Financial Officer Dean Blythe (210) 829-9138 or e-mail at dblythe@harte-hanks.com.

This release and other information about Harte-Hanks can be found on the World Wide Web at http://www.harte-hanks.com.

Harte-Hanks, Inc.

Consolidated Statements of Operations (Unaudited)

	Three months ended June 30,		Six months ended June 30,
In thousands, except per share data	2006	2005	2006	2005
Operating revenues	$298,372	$284,010	$576,767	$552,303
Operating expenses:
Labor	110,482	105,375	218,401	209,677
Production and distribution	106,138	98,793	207,989	192,381
Advertising, selling, general and administrative	21,761	24,191	42,999	44,803
Depreciation and amortization	8,443	7,831	16,260	15,303

	246,824	236,190	485,649	462,164

Operating income	51,548	47,820	91,118	90,139

Other expenses (income):
Interest expense	1,013	505	1,868	708
Interest income	(85)	(37)	(111)	(115)
Other, net	465	282	729	771

	1,393	750	2,486	1,364

Income before income taxes	50,155	47,070	88,632	88,775
Income tax expense	19,966	17,943	34,660	34,575

Net income	$30,189	$29,127	$53,972	$54,200

Basic earnings per common share	$0.38	$0.34	$0.67	$0.64

Weighted-average common shares outstanding	80,329	84,466	80,826	84,598

Diluted earnings per common share	$0.37	$0.34	$0.65	$0.63

Weighted-average common and common equivalent shares outstanding	81,915	86,337	82,472	86,381

Harte-Hanks, Inc.

Business Segment Information (Unaudited)

	Three months ended June 30,			Six months ended June 30,
In thousands	2006	2005	%Change	2006	2005	% Change
OPERATING REVENUES:
Direct Marketing	$173,808	$168,388	3.2%	$338,126	$338,407	-0.1%
Shoppers	124,564	115,622	7.7%	238,641	213,896	11.6%

Total operating revenues	$298,372	$284,010	5.1%	$576,767	$552,303	4.4%

OPERATING INCOME - Note 1:
Direct Marketing	$28,577	$24,975	14.4%	$48,961	$49,495	-1.1%
Shoppers	26,274	26,505	-0.9%	48,200	47,373	1.7%
General corporate expense	(3,303)	(3,660)	9.8%	(6,043)	(6,729)	10.2%

Total operating income	$51,548	$47,820	7.8%	$91,118	$90,139	1.1%

DEPRECIATION AND AMORTIZATION
Direct Marketing	$6,435	$6,094	5.6%	$12,252	$12,115	1.1%
Shoppers	2,005	1,731	15.8%	3,999	3,177	25.9%
General corporate expense	3	6	-50.0%	9	11	-18.2%

Total depreciation and amortization	$8,443	$7,831	7.8%	$16,260	$15,303	6.3%

Reconciliation of Net Income to Free Cash Flow
	Three months ended June 30,		Six months ended June 30,
In thousands	2006	2005	2006	2005
Net Income	$30,189	$29,127	$53,972	$54,200
Add: After-tax stock-based compensation	1,141	63	2,231	79
Add: depreciation and amortization	8,443	7,831	16,260	15,303
Less: capital expenditures	6,948	8,216	17,390	16,893

Free cash flow	$32,825	$28,805	$55,073	$52,689

Note 1: Operating Income includes pre-tax stock-based compensation expense, as follows:

	Three months ended June 30,		Six months ended June 30,
	2006	2005	2006	2005
Direct Marketing	$992	$—	$2,167	$—
Shoppers	470	—	897	—
General corporate	433	102	595	128

	$1,895	$102	$3,659	$128

Harte-Hanks, Inc.

Consolidated Balance Sheets (in thousands, except share amounts)

	(Unaudited)
	June 30, 2006	December 31, 2005
Assets
Current Assets
Cash and cash equivalents	$26,928	$24,561
Accounts receivable, net	171,152	184,537
Inventory	9,479	7,947
Prepaid expenses	17,015	14,783
Current deferred income tax asset	14,528	14,158
Other current assets	11,048	7,718

Total current assets	250,150	253,704

Property, plant and equipment, net	117,117	112,911
Goodwill, net	503,041	502,750
Other intangible assets, net	16,748	16,669
Other assets	3,253	3,629

Total assets	$890,309	$889,663

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$63,722	$62,978
Accrued payroll and related expenses	24,449	35,735
Customer deposits and unearned revenue	62,275	54,143
Income taxes payable	14,517	12,710
Other current liabilities	8,856	9,781

Total current liabilities	173,819	175,347

Long-term debt	70,000	62,000
Other long-term liabilities	90,251	90,970

Total liabilities	334,070	328,317

Stockholders’ equity
Common stock, $1 par value, authorized: 250,000,000 shares Issued at June 30, 2006: 115,991,360 shares; at December 31, 2005: 115,453,416 shares	115,991	115,453
Additional paid-in-capital	284,344	269,865
Accumulated other comprehensive loss	(20,944)	(21,982)
Retained Earnings	1,024,917	980,505
Less treasury stock, June 30, 2006: 36,390,169 shares at cost; December 31, 2005: 33,965,335 shares at cost	(848,069)	(782,495)

Total stockholders’ equity	556,239	561,346

Total liabilities and stockholders’ equity	$890,309	$889,663